Exhibit 99.1

eGain Announces Third Quarter Fiscal 2011 Financial Results

Increases revenue guidance for fiscal year 2011

Third Fiscal Quarter Highlights

•	New hosting and license bookings increased to $3.7 million, up 96% from comparable year-ago quarter

•	Total revenue increased to $8.9 million, up 28% from comparable year-ago quarter

•	Recurring services revenue increased to $5.2 million, up 22% from comparable year-ago quarter

Mountain View, Calif. (May 11, 2011) – eGain Communications (OTC BB: EGAN.OB), a leading provider of cloud and on-premise customer interaction hub software, today announced financial results for its fiscal 2011 third quarter ended March 31, 2011.

Total revenue for the third quarter of fiscal 2011 was $8.9 million, an increase of 28% from the comparable year-ago quarter. License revenue for the fiscal third quarter was $1.7 million, an increase of 21% from the comparable year-ago quarter. Recurring revenue for the fiscal third quarter was $5.2 million, an increase of 22% from the comparable year-ago quarter. Professional services revenue for the fiscal third quarter was $2.1 million, an increase of 59% from the comparable year-ago quarter.

Gross profit for the third quarter of fiscal 2011 was $6.1 million, an increase of 33% from the comparable year-ago quarter. Gross margin for the fiscal third quarter increased to 69%, from 66% in the comparable year-ago quarter.

Net income for the third quarter of fiscal 2011 was $567,000, or $0.03 per share on a basic and $0.02 on a diluted basis, compared to a net loss of $318,000, or a loss of $0.01 per share for the comparable year-ago quarter. Net income for the fiscal third quarter included stock-based compensation expense of $54,000 and interest and tax expense of $302,000, compared to stock-based compensation expense of $59,000 and interest and tax expense of $308,000 in the comparable year-ago quarter.

Total revenue for the nine months ended March 31, 2011 was $31.5 million, an increase of 36% from the same period last year. License revenue for the nine months was $11.7 million, an increase of 100% from the same period last year. Recurring revenue for the nine months was $14.8 million, an increase of 19% from the same period last year. Professional services revenue for the nine months was $4.9 million, an increase of 1% from the same period last year.

Gross profit for the nine months ended March 31, 2011 was $23.4 million, an increase of 48% from the same period last year. Gross margin for the nine months increased to 75%, from 68% in the same period last year.

Net income for the nine months ended March 31, 2011 was $6.4 million, or $0.29 per share on a basic and $0.27 on a diluted basis, compared to net income of $1.5 million, or $0.07 per share on a basic and diluted basis for the same period last year. Net income for the nine months included stock-based compensation expense of $158,000 and interest and tax expense of $948,000, compared to stock-based compensation expense of $191,000 and interest and tax expense of $957,000 in the same period last year.

Total cash and cash equivalents were $13.3 million at March 31, 2011, compared to $5.7 million at June 30, 2010. Cash provided by operations was $7.4 million for the nine months ended March 31, 2011, compared to cash provided by operations of $4.1 million for the same period last year. Days sales outstanding in receivables for the third quarter of fiscal 2011 was 42 days, compared to 35 days for the comparable year-ago quarter. Deferred revenues totaled $6.6 million at March 31, 2011, compared to $5.1 million at June 30, 2010.

“We are raising our revenue guidance for the full fiscal year based on growing traction for our market-leading customer interaction hub suite as enterprises increasingly move away from single point solutions,” said Ashu Roy, eGain CEO. “We are increasing our direct sales capacity and we plan to introduce new products in the fourth quarter to expand our served markets.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the third quarter of fiscal 2011 increased to $3.7 million, up 96% from the comparable year-ago quarter. Of the total new hosting and license bookings in the fiscal third quarter, 45% were from new hosting bookings and 55% were from new license bookings, compared to 31% from new hosting bookings and 69% from new license bookings in the comparable year-ago quarter.

•

New hosting and license bookings for the nine months ended March 31, 2011 increased to $17.2 million, up 67% from the same period last year. Of the total new hosting and license bookings for the nine months, 29% were from new hosting bookings and 71% were from new license bookings, compared to 37% from new hosting bookings and 63% from new license bookings in the same period last year.

Recent milestones, products and industry recognition

•

Announced strategic partnership with mobile device solutions provider WorldManuals to provide cloud-based solution enabling mobile operators to accelerate and elevate the quality of web self-service and contact center support experiences

•

Engaged new channel partnership with NextiraOne to support rising demand for unified multichannel customer service solutions in the UK and deliver email and chat customer service products with Cisco Systems contact center solutions

•	Engaged new channel partnership with Seven Seas Technologies to expand market reach of innovative customer service solutions to East African businesses

•	Named in the 2011 KMWorld list of “100 Companies that Matter in Knowledge Management” for the fifth year in a row and inducted into KMWorld’s 2011 “Hall of Fame.

Customer Momentum

eGain continued to build new and expand existing relationships with a wide range of enterprise customers during the third quarter of fiscal 2011. Notable new or expanded customer relationships include:

•	A Fortune 100 insurance company

•	A global financial services organization

•	A Fortune 100 diversified technology company

•	A Fortune 100 integrated provider of prescriptions and related health services

•	A large European telecommunications company

•	A leading pan-African multichannel digital satellite television operator

•	A multinational wireless service provider

•	A premier European online luxury fashion retailer

•	A leading online bike store

•	A top-10 utility company in the United States

•	A top-10 energy supplier in the United Kingdom

Guidance

eGain is increasing its revenue guidance for its fiscal 2011 full year, and currently expects a year-over-year increase in total fiscal 2011 revenue between 30% and 35%, up from the previously provided range of between 25% and 30%. In addition, eGain expects to be profitable and generate positive cash flows from operations in fiscal year 2011 and plans to invest a significant portion of anticipated top-line growth back into growing its distribution capability.

¹	eGain defines New Hosting and License Bookings as new contractual commitments (excluding renewals) received by it for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by eGain. Furthermore, because eGain offers a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on its revenue in a particular quarter. Due to effects that these trends have on eGain’s short-term revenue and profitability, it believes that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. eGain uses this metric internally to focus management on the productivity of the sales team and period-to-period changes in its core business. Therefore, eGain believes that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of its core operations.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Standard Time. To access the call, please dial (866) 871-4879, or outside the U.S. (703) 639-1472, at least five minutes prior to the start time. A live webcast of the call will also be available on the investor relations section of eGain’s Web site. An audio replay will be offered until May 18, 2011 by dialing (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international) and entering the access code #1528292. An archive of the webcast will also be available on the investor relations section of eGain’s Web site.

About eGain Communications Corporation

eGain (EGAN.OB) is the leading provider of cloud and on-site customer interaction hub software. For over a decade, eGain solutions have helped improve customer experience, grow sales, and optimize service process—across the web, social, and phone channels. Hundreds of global enterprises rely on eGain to transform their fragmented sales engagement and customer service operations into unified Customer Interaction Hubs (CIHs).

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter (http://twitter.com/egain) and Facebook (http://facebook.com/egain).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, plans to invest in our business and expectations regarding our ability to introduce new products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2010, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Relations Contact:

Eric Smit	Charles Messman or Todd Kehrli,

MKR Group, Inc
650-230-7500	323-468-2300

iregain@eGain.com	egan@mkr-group.com

eGain Communications Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2011	June 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$13,276	$5,733
Short term investments	643	—
Restricted cash	13	13
Accounts receivable, net	4,112	2,955
Prepaid and other current assets	584	512

Total current assets	18,628	9,213

Property and equipment, net	1,022	869
Goodwill, net	4,880	4,880
Long term investment	14	—
Other assets	456	354

Total assets	$25,000	$15,316

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$846	$1,146
Accrued compensation	2,153	1,987
Accrued liabilities	1,582	1,946
Current portion of deferred revenue	6,060	4,917
Current portion of capital lease obligation	63	157
Current portion of related party notes payable	9,571	—
Current portion of bank borrowings	21	115

Total current liabilities	20,296	10,268

Deferred revenue, net of current portion	542	186
Capital lease obligation, net of current portion	—	28
Related party notes payable	—	8,724
Other long term liabilities	274	273

Total liabilities	21,112	19,479

Stockholders’ equity / (deficit):
Common stock	24	22
Additional paid-in capital	325,478	323,700
Notes receivable from stockholders	(81)	(79)
Accumulated other comprehensive loss	(750)	(596)
Accumulated deficit	(320,783)	(327,210)

Total stockholders’ equity / (deficit)	3,888	(4,163)

Total liabilities and stockholders’ equity	$25,000	$15,316

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Revenue:
License	$1,702	$1,407	$11,739	$5,877
Recurring	5,162	4,248	14,848	12,524
Professional services	2,051	1,288	4,890	4,829

Total revenue	8,915	6,943	31,477	23,230
Cost of license	14	1	36	152
Cost of recurring	1,359	1,104	3,879	3,385
Cost of professional services	1,412	1,225	4,120	3,857

Gross profit	6,130	4,613	23,442	15,836

Operating costs and expenses:
Research and development	1,308	1,402	4,065	3,857
Sales and marketing	3,165	2,461	9,595	7,245
General and administrative	900	755	2,490	2,272

Total operating costs and expenses	5,373	4,618	16,150	13,374

Income / (loss) from operations	757	(5)	7,292	2,462
Interest expense, net	(270)	(282)	(832)	(837)
Other income (expense), net	112	(5)	83	25

Income / (loss) before income tax	599	(292)	6,543	1,650
Income tax provision	(32)	(26)	(116)	(120)

Net Income / (loss)	$567	$(318)	$6,427	$1,530

Per share information:
Basic net income / (loss) per common share	$0.03	$(0.01)	$0.29	$0.07

Diluted net income / (loss) per common share	$0.02	$(0.01)	$0.27	$0.07

Weighted average shares used in computing basic net income / (loss) per common share	22,648	22,162	22,265	22,194

Weighted average shares used in computing diluted net income / (loss) per common share	24,385	22,162	23,560	22,513